UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2014

Graco Inc.

(Exact name of registrant as specified in charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 – 11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

As Graco Inc. (the “Registrant”) previously reported, on May 31, 2012, the U.S. Federal Trade Commission (the “Commission”) voted to accept an Agreement Containing Consent Orders (“Consent Agreement”) with the Registrant, Illinois Tool Works Inc. (“ITW”) and ITW Finishing LLC (“ITW Finishing”). The Registrant, ITW and ITW Finishing entered into the Consent Agreement to resolve an Administrative Complaint issued by the Commission in December 2011 charging the Registrant, ITW and ITW Finishing with violations of Section 7 of the Clayton Act and Section 5 of the Federal Trade Commission Act. A copy of the Consent Agreement was filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 31, 2012 and is incorporated herein by reference. In the May 31, 2012 Form 8-K, the Registrant reported that the Consent Agreement contains a Proposed Decision and Order (“Proposed Order”) that would require the Registrant to sell the liquid finishing operations it acquired from ITW and ITW Finishing on April 2, 2012, including those involved in the development, manufacture and sale of Binks® spray finishing equipment, DeVilbiss® spray guns and accessories, Ransburg® electrostatic equipment and accessories and BGK curing technology, and that the Proposed Order would be subject to public comment for thirty (30) days, until July 2, 2012, after which the Commission would decide whether to make it final.

As the Registrant also previously reported, on October 6, 2014, the Commission announced that it approved a Decision and Order. The Decision and Order will become final when served on the Registrant (the “Final Order”). The Registrant anticipates that it will be served with the Final Order shortly, likely within a week of the October 6, 2014 approval. The Final Order supersedes in all respects the Proposed Order reported in the Registrant’s May 31, 2012 Form 8-K.

Pursuant to the Final Order, the Registrant is required to, among other things, divest the “Liquid Finishing Business Assets” (as defined in the Final Order) no later than 180 days after being served with the Final Order. The Liquid Finishing Business Assets include certain assets relating to the liquid finishing business operations that the Registrant acquired from ITW and ITW Finishing on April 2, 2012, including those involved in the development, manufacture and sale of Binks® spray finishing equipment, DeVilbiss® spray guns and accessories, Ransburg® electrostatic equipment and accessories and BGK curing technology (the “Liquid Finishing Business”). The foregoing summary of the Final Order does not purport to be complete and is subject to and qualified in its entirety by reference to the Final Order attached as Exhibit 10.1 to the Registrant’s October 8, 2014 Form 8-K, which is incorporated by reference in this Current Report on Form 8-K.

On October 7, 2014, the Registrant and its subsidiary, Finishing Brands Holdings Inc. (“Finishing Brands Holdings”; and, together with the Registrant, the “Sellers”), entered into an Asset Purchase Agreement (the “Agreement”) with Carlisle Companies Incorporated and its subsidiary, Carlisle Fluid Technologies, Inc. (collectively, the “Purchasers”). The Agreement contemplates the Sellers’ (and their affiliates’) sale to Purchasers (and their affiliates), in a $590 million all cash transaction, of (among other things) certain assets relating to the Liquid Finishing Business in furtherance of the objectives and requirements of the Final Order. The transaction is expected to close no later than the first quarter of 2015, pending regulatory reviews and other customary conditions, including the Commission’s approval of Purchasers as purchasers of the assets being divested, the Agreement and the transactions contemplated thereby. The Agreement also contains customary representations, warranties, covenants and indemnities for a transaction of this type.

The above description of the Agreement in the attached release is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference in this Current Report on Form 8-K. The Registrant issued a press release on October 8, 2014 announcing the divestiture, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Asset Purchase Agreement, dated October 7, 2014, by and among Carlisle Companies Incorporated, Carlisle Fluid Technologies, Inc., Graco Inc. and Finishing Brands Holdings Inc. (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).

99.1	Press Release dated October 8, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date: October 9, 2014	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Its: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing

2.1	Asset Purchase Agreement, dated October 7, 2014, by and among Carlisle Companies Incorporated, Carlisle Fluid Technologies, Inc. , Graco Inc. and Finishing Brands Holdings Inc. (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).	Filed Electronically

99.1	Press Release dated October 8, 2014.	Filed Electronically